SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): February 3, 1998
                        Commission File Number:  0-10104


                            LA TEKO RESOURCES LTD.
             (Exact Name of Registrant as Specified in its Charter)


             BRITISH COLUMBIA                       87-0483319
     (State or other jurisdiction of      (IRS Employer Identification No.)
      incorporation or organization)


     625 HOWE STREET, SUITE 500
             VANCOUVER, B.C.                         V6C 2T6
     (Address of Principal Executive Offices)       (Zip Code)


              Registrant's Telephone Number, including Area Code:
                               (604) 688-0833


                               NOT APPLICABLE
     (Former name, former address, and formal fiscal year, if changed since last report)



                             ITEM 5:  OTHER EVENTS

La Teko Resources Ltd. ("La Teko") reported on February 3, 1998, that True North Joint Venture operator, Newmont Alaska Limited, has proposed a $3.7 million dollar program for the project in 1998. True North is an advanced exploration/development gold project in the Fairbanks Mining District, Alaska, in which Newmont is earning a 65% interest.

Pre-Feasibility Study
Engineering studies, budgeted at approximately $2.1 million, will include pre-feasibility metallurgical work expected to be completed by June 1998. This metallurgical testing will utilize the large diameter core samples and surface bulk samples collected in the fall of 1997. The core will be subjected to mineralogical examination followed by smaller diameter (eight inch) column leach testing; while the two 25 ton bulk samples will also undergo large diameter (two foot) column leach tests. Prior preliminary metallurgical tests have indicated good leaching characteristics for the oxidized mineralization. Subject to satisfactory test results and favorable market conditions, this metallurgical testing will lay the foundation for scoping and engineering studies scheduled for the second half of 1998. This work will encompass siting studies, geotechnical work, engineering design, and detailed cost estimates. There will also be some fill-in drilling in the Central Zone for reserve definition purposes.

Exploration
A further $1.5 million Phase I budget will be directed toward exploring targets outside the current resource area through the end of June this year. Power auger sampling will be the key exploration took, following on from the successful 1997 results with a program of developing and testing new targets throughout the expanded True North property. The goal is to discover new zones of economic mineralization within the 22 square mile property in addition to the
1.3 million ounces of gold (18.2 million tons grading 0.072 ounces gold per ton), already outlined. A Phase II exploration program for the second half of 1998 will be considered in June.


                                   SIGNATURES

      Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   LA TEKO RESOURCES LTD.



Dated: March 16, 1998              By /s/ Gerald G. Carlson, President









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